News Release

NYSE: WMB

Date: Dec. 22, 2003

Williams Announces Three Asset Sales
Transactions Total Approximately $120 Million

     TULSA, Okla. — Williams (NYSE:WMB) announced today that it has recently closed three transactions involving the sale of non-core assets in the company’s midstream business and international holdings.

     Steve Malcolm, chairman, president and chief executive officer, said, “This is more progress toward simplifying our asset base to focus on natural gas production, processing and transportation in key growth markets such as the Rockies and deepwater Gulf of Mexico.” The agreements comprise aggregate total sale prices of approximately $120 million. To date, Williams has already received approximately $97 million cash from the three sales, subject to closing adjustments related to a midstream transaction. The following transactions have closed since Dec. 5:

•	Eagle Rock Energy, Inc., has purchased a gas processing plant in the Oklahoma panhandle from Williams. The Dry Trail plant purifies and liquefies CO2 from gas production in Texas County, Okla. Eagle Rock is based in Houston.

•	A subsidiary of the SemGroup, L.P. has purchased Williams’ wholesale propane assets. These assets primarily include seven propane distribution terminals in Kingsland, Light and North Little Rock, Ark.; Rosemount, Minn.; Green Bay and Janesville, Wisc., and Tokio, Wash. SemGroup is based in Tulsa, Okla.

•	Williams is exiting an international telecom investment the company made in 1997. Brazil-based Algar has finalized an agreement for the structured purchase of Williams’ 20 percent investment in Algar’s telecom division.

     Including today’s announcement, Williams this year has sold or agreed to sell assets and certain contracts that have or will result in aggregate cash receipts of more than $3.4 billion.

About Williams (NYSE:WMB)
 Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan Williams (media relations) (918) 573-6932

Richard George Williams (investor relations) (918) 573-3679

Courtney Baugher Williams (investor relations) (918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.